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PAYLESS CASHWAYS, INC. AND SUBSIDIARY                             Exhibit 11.1

COMPUTATION OF PER SHARE EARNINGS
- - - - - ---------------------------------
(In thousands, except per share amounts)
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                                                    Thirteen Weeks Ended         Twenty-Six Weeks Ended
                                                   -----------------------      -------------------------
                                                   May 28,         May 29,      May 28,           May 29,
                                                    1994            1993         1994              1993
                                                   -------         -------      -------           -------
PRIMARY
- - - - - -------

Income (loss) before equity in loss of
   joint venture and extraordinary item          $   17,400      $   7,130    $   16,719       $   (14,114)

Add (deduct):
   Preferred stock dividends                         (1,264)        (1,167)       (2,503)           (2,312)
                                                 -----------     ----------   -----------      ------------

Income before equity in loss of joint
   venture and extraordinary item
   available to common shareholders              $   16,136      $   5,963    $   14,216       $   (16,426)

Weighted average common and
   dilutive common equivalent
   shares outstanding                                41,013         34,953        40,321            20,264
                                                 -----------     ----------   -----------      ------------

Income (loss) per common share
   before equity in loss of joint
   venture and extraordinary item                $      .39      $     .17    $      .35       $      (.81)
                                                 ===========     ==========   ===========      ============

Equity in loss of joint venture                        (444)            --          (444)               --
                                                 -----------     ----------   -----------      ------------

Income (loss) before extraordinary
   item available to common
   shareholders                                  $   15,692      $   5,963    $   13,772       $   (16,426)

Extraordinary item:  early
   extinguishment of debt                                55         (9,111)           55            (9,111)
                                                 -----------     ----------   -----------      ------------

Net income (loss) available to
   common shareholders                           $   15,747      $  (3,148)   $   13,827       $   (25,537)

Weighted average common and
   dilutive common equivalent
   shares outstanding                                41,013         33,958        40,321            20,264
                                                 -----------     ----------   -----------      ------------

Equity in loss of joint venture                        (.01)            --          (.01)               --
                                                 -----------     ----------   -----------      ------------

Income (loss) per common share
   before extraordinary item                     $      .38      $     .17    $      .34       $      (.81)

Extraordinary item per common share                      --           (.27)           --              (.45)
                                                 -----------     ----------   -----------      ------------

Net income (loss) per common share               $      .38      $    (.09)   $      .34       $     (1.26)
                                                 ===========     ==========   ===========      ============
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